Exhibit 15

August 17, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 12, 2005 on our review of interim financial information of Protective Life Insurance Company and its subsidiaries (the “Company”) for the three and six month periods ended June 30, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005 is incorporated by reference in the Company's registration statement on Form S-3 dated August 17, 2005.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama